UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

ELECTROPURE, INC.

(Exact name of registrant as specified in its charter)

California	0-16416	33-0056212
State or other jurisdiction of Incorporation	(Commission file number)	(IRS Employer Identification No.)

23456 South Pointe Drive, Laguna Hills, California		92653
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, include area code (949) 770-9347

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Loan from SnowPure, LLC

On December 9, 2004, Electropure, Inc. (Electropure) and its wholly-owned subsidiary, Electropure EDI, Inc. (EDI) entered into a Loan Agreement with SnowPure, LLC, a Nevada limited liability company formed by EDI’s General Manager, Michael Snow.  Pursuant to the Loan Agreement, Electropure borrowed the sum of $100,000 from SnowPure for a period of ninety (90) days at 10% annual interest and collateralized the loan with substantially all of the assets of the EDI operation.   As partial consideration for the loan, Electropure agreed to pay SnowPure the sum of $10,000 toward legal and documentation fees incurred by SnowPure in making the loan, of which $4,000 was paid in advance and $6,000 remains payable to SnowPure. The maturity date expired on March 9, 2005 and the Company is currently in default on repayment of the loan, plus accrued interest and the unpaid fees, an estimated total of $110,000.  The parties to the loan have since negotiated satisfaction of this loan and fees as part of a subsequent agreement to sell substantially all of the assets of the EDI operation to SnowPure as more fully described below under “Purchase and Sale Agreement”.

Loans from Anthony M. Frank

On February 18, 2005, Electropure received a loan of $200,000 at 8% annual interest from its majority shareholder, Anthony M. Frank.  The loan, which is due to be repaid no later than August 18, 2005, is collateralized by a second trust deed on the building owned by Electropure Holdings, LLC., a wholly-owed subsidiary of Electropure.  The granting of a security interest in the building to Mr. Frank is in violation of the terms of the first Deed of Trust granted to the mortgage lienholder, Farmers Insurance Group Federal Credit Union c/o Business Partners, LLC.  Consequently, Electropure is effectively in default on the first Deed of Trust.   Additionally, Electropure has to date been unable and thus failed to pay the second installment on its secured property tax bill due on April 11, 2005 in the sum of $15,446.

On April 21, 2005, Mr. Frank made an additional $50,000 loan to Electropure.  The loan bears 8% annual interest and matures on August 18, 2005.  Electropure has granted an additional lien on its building to Mr. Frank to collateralize this loan.

Purchase and Sale Agreement

Effective April 19, 2005, Electropure’s Board of Directors approved the sale of substantially all of the assets of its wholly-owned subsidiary, Electropure EDI, Inc., to SnowPure, LLC for a total purchase price of $800,000, to be paid in a combination of cash and assumption of liabilities.

The Agreement is subject to a condition that the terms of the Agreement be approved by the shareholders of Electropure, Inc. prior to the Closing Date of May 27, 2005.

The Agreement also requires that, upon closing, the Corporation will (a) immediately amend its charter and articles of incorporation to change its name from Electropure to a name unrelated to the Electropure or EDI business or market, and (b) terminate the corporate existence of the EDI subsidiary.

A portion of the cash proceeds realized by the Corporation will be used to repay the $100,000 loan made to Electropure in December 2004 by SnowPure, together with unpaid fees and interest accrued thereon.   In addition, a portion of the proceeds must be used to pay all remaining EDI trade payables that were not assumed by the buyer under the Agreement, estimated to aggregate $20,000.  The remaining cash proceeds from the sale will be used to pay administrative expenses and accrued liabilities.

Item 8.01               Other Events

Electropure is currently in default on the repayment of two loans made to the Corporation by Anthony M. Frank.  A loan of $100,000 made on November 4, 2003 was due to be repaid, with annual interest at the rate of 8%, on February 23, 2005.  This loan has been collateralized with a security interest in all of the intellectual property rights of the Corporation’s Micro Imaging Technology subsidiary.  A second, unsecured loan in the sum of $50,000, also bearing 8% annual interest, was made to the Corporation on September 16, 2004 and due for repayment on March 16, 2005.

Electropure is also in default on the quarterly interest payment of $20,000 due Mr. Frank as of March 31, 2005 on a loan of $1 million made to the Corporation in January 2001.

Item 9.01               Financial Statements, Pro Forma Financial Information and Exhibits

The following Exhibits are filed herewith:

10.57	Loan Agreement by and between Electropure, Inc., Electropure EDI, Inc. and SnowPure, LLC dated December 9, 2004

10.58	Security Agreement by and between Electropure, Inc., Electropure EDI, Inc. and SnowPure, LLC dated December 9, 2004

10.59	8% Convertible Term Note by and between Electropure, Inc. and Anthony M. Frank dated February 18, 2005

10.60	Second Deed of Trust and Security Agreement by and between Electropure, Inc., Electropure Holdings, LLC and Anthony M. Frank dated February 18, 2005.

10.61	8% Convertible Term Note by and between Electropure, Inc. and Anthony M. Frank dated April 21, 2005 (face sheet only).

10.62	Second Deed of Trust and Security Agreement by and between Electropure, Inc., Electropure Holdings, LLC and Anthony M. Frank dated April 21, 2005 (face sheet only).

10.63	Agreement for Purchase and Sale of Assets by and between Electropure, Inc., Electropure EDI, Inc. and SnowPure, LLC dated April 15, 2005 as approved by the Board of Directors on April 19, 2005.

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROPURE, INC.
(Registrant)

Date: April 26, 2005	/S/ CATHERINE PATTERSON
Catherine Patterson
Chief Financial Officer